Exhibit 99.1

FNBH BANCORP, INC.

Date Submitted: March 15, 2010	Contact:	Mark J. Huber
NASDAQ Symbol: FNHM		Senior Vice President and
Chief Financial Officer

(517) 545-2213

FNBH Bancorp, Inc. Announces

Yearend 2009 Results

Management of FNBH Bancorp, Inc., holding company of First National Bank in Howell, announced financial results for the year ended December 31, 2009.  The Corporation reported a net loss for the twelve months of $13.7 million compared to a 2008 net loss of $13.4 million.  For the quarter ended December 31, 2009, net income of $442,000 was reported compared to a net loss of $7.7 million for the same period last year.

President and CEO, Ronald Long, stated “Our fourth quarter results include a $1.7 million federal income tax benefit resulting from a change in tax legislation which provides for a refund of taxes paid in prior years.  The quarter was also impacted by $364,000 in valuation write downs and losses incurred on other real estate owned.  The provision for loan losses totaled $1.2 million for the quarter, a decrease of $3.6 million from the same period last year.  Quarterly noninterest income increased $1.7 million over the same period last year primarily due to $1.5 million of other-than-temporary impairment charges recognized on investment securities in the fourth quarter of 2008. ”

Long further noted, “Our fourth quarter net interest margin remains a strong provider of earnings at 3.99% which compares favorably to our peer banks and reflects the Bank’s core earnings ability.  Additionally, our loan loss reserve ratio of 6.81% is well above peer average.  We  continue to maintain  on balance sheet liquidity with $37 million in cash and cash equivalents and $23.7 million in investments available to meet our operating and funding needs.”

The Bank’s December 31, 2009 total capital to risk-weighted assets ratio was 6.46% and the tier one capital to average assets ratio was 4.25%.  While improved over the prior two quarters, the year end capital ratios are significantly less than the minimum capital requirements of 11% and 8.5%, respectively, as imposed in a Consent Order by the Bank’s primary regulator.  As such, the Bank continues to be classified as undercapitalized by regulatory standards.  The Consent Order required that these minimum ratios be achieved by January 22, 2010.  To date, the Company has not received any commitment for the investment of additional capital.  Efforts to enhance the capital position of the Bank continue, including meetings with potential investors and working with an investment banking firm to assist in these efforts, as well as the exploration of other alternatives.

Long concluded, “During 2009, we continued efforts undertaken in 2008 and implemented new initiatives to further improve the performance of the Company.  These initiatives include quarterly loan portfolio credit quality reviews, restructuring of loans with troubled borrowers to enhance the Bank’s position, emphasis on enhanced efficiencies, expense reduction and revenue enhancement and improving our ability to deliver timely, quality customer service.  We’ve also benefited from the leadership provided by three new talented and experienced Senior Vice Presidents serving as Senior Lender, Chief Credit Officer, and Chief Financial Officer.   Finally, we were fortunate to have two new directors and fellow shareholders with close community ties join the Bank’s board of directors during 2009.”

Nonperforming loans decreased to $43.7 million at December 31, 2009, from $46.0 million reported at September 30, 2009; but, increased from $38.7 million at December 31, 2008.  Of the $43.7 million in nonperforming loans at December 31, 2009, $17 million were paying in accordance with contractual terms. The December 31, 2009 6.81% loan loss reserve percentage compares to 6.84% at September 30, 2009 and 4.47% at December 31, 2008.

Earnings were impacted by lower net interest income resulting from a continued decrease in earning assets and higher levels of nonperforming loans during 2009.  The net interest margin for the year ended December 31, 2009 was 3.99% compared to 4.14% for 2008.  Average loan balances decreased $39.2 million in 2009 compared to 2008 and average deposit balances decreased $24.7 million in 2009.  The average rate on earning assets decreased to 5.36% in 2009 from 6.17% in 2008; offsetting this variance was a decrease in the average rates paid on deposits to 1.60% in 2009 from 2.48% in 2008.  Provision expense remained elevated at $15.8 million for 2009, an increase of $992,000 over 2008.  Net charge-offs totaled $11.3 million in 2009, a decrease of $150,000 from 2008.

At December 31, 2009, total assets were $332 million, a decrease of 14.5% from December 31, 2008.  Loans decreased to $274 million, a 13.2% decrease from the previous year.  Cash and short term investments, certificates of deposit and investment securities decreased $8.2 million, an 11.9% decrease from the prior year.  Deposits decreased to $315 million, a 9.8% reduction since December 31, 2008.  Other borrowings were reduced by $8.5 million from December 31, 2008.

First National Bank has been Livingston County’s community bank for over 100 years and has eight branches throughout the county.  The Company’s stock is traded on the NASDAQ Bulletin Board (FNHM) and can be purchased by calling Stifel, Nicolaus & Co., Inc. at (800) 676-0477, Howe Barnes Hoefer & Arnett at (800) 800-4693, Monroe Securities Inc. at (800) 766-5560 or Hill, Thompson, Magid & Co., Inc. at (866) 291-6316.

FNBH Bancorp, Inc.
Consolidated Balance Sheets (Unaudited)

	December 31,	December 31
Assets	2009	2008
Cash and due from banks	$ 36,942,636	$ 10,175,999
Short term investments	101,029	11,904,019
Total cash and cash equivalents	37,043,665	22,080,018

Certificates of deposit	-	4,319,000
Investment securities:
Investment securities available for sale, at fair value	22,705,612	41,520,572
FHLBI and FRB stock, at cost	994,950	994,950
Total investment securities	23,700,562	42,515,522

Loans held for investment:
Commercial	235,937,243	272,945,793
Consumer	18,777,849	21,711,696
Real estate mortgage	19,330,658	21,159,504
Total loans held for investment	274,045,750	315,816,993
Less allowance for loan losses	(18,665,173)	(14,122,291)
Net loans held for investment	255,380,577	301,694,702
Premises and equipment, net	8,091,463	8,626,526
Other real estate owned, held for sale	3,777,119	2,678,444
Facilities held for sale, net	60,453	-
Deferred tax assets, net	-	819,557
Accrued interest and other assets	4,336,526	6,048,757
Total assets	$ 332,390,365	$ 388,782,526

Liabilities and Shareholders' Equity
Liabilities
Deposits:
Demand (non-interest bearing)	$ 65,643,739	$ 56,404,701
NOW	50,642,881	35,539,239
Savings and money market	72,297,919	101,422,737
Time deposits	121,200,201	142,286,835
Brokered certificates of deposit	5,410,951	13,873,571
Total deposits	315,195,691	349,527,083
Other borrowings	413,970	8,897,277
Accrued interest, taxes, and other liabilities	2,404,440	2,833,064
Total liabilities	318,014,101	361,257,424

Shareholders' Equity
Preferred stock, no par value. Authorized 30,000 shares; no shares
issued and outstanding at December 31, 2009	-	-
Common stock, no par value. Authorized 7,000,000 shares at
December 31, 2009 and 4,200,000 at December 31, 2008; 3,149,850 shares issued and outstanding at December 31, 2009 and 3,119,620
shares issued and outstanding at December 31, 2008	6,738,128	6,583,158
Retained earnings	6,641,060	19,643,976
Deferred directors' compensation	885,919	902,333
Accumulated other comprehensive income	111,157	395,635
Total shareholders' equity	14,376,264	27,525,102
Total liabilities and shareholders' equity	$ 332,390,365	$ 388,782,526

FNBH Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	Three months ended Dec. 31		Twelve months ended Dec. 31
	2009	2008	2009	2008
Interest and dividend income:
Interest and fees on loans	$ 3,615,742	$ 4,708,726	$ 16,009,172	$ 21,662,130
Interest and dividends on investment securities:
U.S. Treasury, agency securities and CMOs	232,264	388,461	1,205,935	1,276,017
Obligations of states and political subdivisions	81,360	154,116	446,827	644,588
Preferred stock	-	-	-	70,727
Other securities	6,120	12,679	29,984	50,208
Interest on certificates of deposit	16,269	53,330	162,812	219,489
Interest on short term investments	416	15,066	14,813	384,077
Total interest and dividend income	3,952,171	5,332,378	17,869,543	24,307,236

Interest expense:
Interest on deposits	880,831	1,494,227	4,566,956	7,680,058
Interest on other borrowings	7,713	108,814	65,399	438,307
Total interest expense	888,544	1,603,041	4,632,355	8,118,365

Net interest income	3,063,627	3,729,337	13,237,188	16,188,871
Provision for loan losses	1,200,000	4,810,000	15,846,853	14,854,900
Net interest income (deficiency) after provision for loan losses	1,863,627	(1,080,663)	(2,609,665)	1,333,971

Noninterest income:
Service charges and other fee income	837,448	710,965	3,223,857	2,957,150
Trust income	77,426	85,153	336,258	374,886
Gain (loss) on available for sale securities	106,542	(1,464,138)	198,651	(3,236,635)
Other	4,511	588	9,129	8,694
Total noninterest income (loss)	1,025,927	(667,432)	3,767,895	104,095

Noninterest expense:
Salaries and employee benefits	1,513,521	1,469,768	6,532,037	6,788,477
Net occupancy expense	286,249	305,754	1,138,208	1,192,987
Equipment expense	93,351	107,318	382,701	471,309
Professional and service fees	487,072	539,012	2,058,513	2,264,882
Computer service fees	126,401	113,106	464,224	498,878
FDIC assessment fees	348,890	331,238	1,639,183	600,058
Amortization expense	66,771	67,292	267,852	285,911
Printing and supplies	44,839	64,321	184,058	275,840
Director fees	15,300	46,093	73,742	219,357
Loan collection and foreclosed property expenses	339,964	438,644	1,099,083	1,104,654
Net loss on sale of OREO/repossessions	364,457	122,738	827,324	271,166
Other	312,593	194,729	1,271,756	1,005,063
Total noninterest expense	3,999,408	3,800,013	15,938,681	14,978,582

Loss before federal income taxes	(1,109,854)	(5,548,108)	(14,780,451)	(13,540,516)

Federal income tax expense (benefit)	(1,552,054)	2,196,734	(1,084,568)	(127,276)
Net income (loss)	$ 442,200	$ (7,744,842)	$ (13,695,883)	$ (13,413,240)

Per share statistics:
Basic and diluted EPS	$ 0.14	$ (2.47)	$ (4.32)	$ (4.33)
Dividends	$ -	$ -	$ -	$ 0.16
Basic average shares outstanding	3,178,514	3,140,073	3,167,918	3,096,332
Diluted average shares outstanding	3,178,514	3,140,073	3,167,918	3,096,332